Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter Ended September 26, 2009

Colmar, Pennsylvania (October 30, 2009) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the third quarter ended September 26, 2009.

Revenues for the three months ended September 26, 2009 increased 8.2% over the prior year, excluding the impact of foreign currency exchange.  Reported sales for the three months ended September 26, 2009, were up 7.5% to $98.0 million from $91.2 million last year.  For the nine months ended September 26, 2009 revenues before the impact of exchange and the sale of our Canadian business were up 9.1% while reported sales for the nine month period rose 7.3% to $280.7 million from $261.6 million last year.  Revenue growth in both periods was driven by strong overall demand for our products and higher new product sales.

Net income in the third quarter of 2009 was $7.9 million compared to net income of $5.0 million in the same period last year.  Diluted earnings per share in the third quarter of 2009 rose 57% to $0.44 compared to $0.28 in the same period last year.  Net income in the first nine months of 2009 was $18.8 million compared to net income of $13.0 million in the same period last year.  Diluted earnings per share in the nine months ended September 26, 2009 were up 44% to $1.04 from $0.72 last year.

For the thirteen weeks ended September 26, 2009 and September 27, 2008:
•
Gross profit margin was 36.0% in 2009 compared to 32.4% in the prior year. The increase is primarily the result of lower warranty and product return costs along with a reduction in freight expenses and certain material costs.

•
Selling, general and administrative expenses in 2009 increased 6.2% to $22.3 million from $21.0 million in 2008.  The increase is the result of higher new product development and quality control spending and increased incentive compensation expense due to higher earnings levels, offset partially by lower operating costs in most other areas due to cost reduction initiatives.

•	Interest expense, net, decreased to $0.1 million in 2009 from $0.2 million in 2008 due to lower borrowing levels and interest rates.

•	Our effective tax rate decreased slightly to 38.6% from 38.9% in the prior year.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, “Dorman sales increases continue to be driven by new product growth. This growth is fueled by Dorman’s recent new product successes and strong market acceptance of our new product lines and line extensions.  The strength of our balance sheet has allowed us to continue to fund these growth opportunities.  Our recent decision to move to a four-month distribution cycle for our Service Dealer Guide, which highlights many of these new products, will help increase awareness of the new items to our customers and end users.  We look forward to showcasing some of our new product opportunities for our customers during next week’s AAPEX Show.”

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets.  Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2008 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/26/09	Pct.	9/27/08	Pct.
Net sales	$98,007	100.0	$91,202	100.0
Cost of goods sold	62,710 64.0		61,697	67.6
Gross profit	35,297	36.0	29,505	32.4
Selling, general and
administrative expenses	22,318	22.8	21,010	23.1
Income from operations	12,979	13.2	8,495	9.3
Interest expense, net	52	-	221	0.2
Income before income taxes	12,927	13.2	8,274	9.1
Provision for income taxes	4,994	5.1	3,226	3.6
Net income	$7,933	8.1	$5,048	5.5
Earnings per share
Basic	$0.45	-	$0.29	-
Diluted	$0.44	-	$0.28	-
Average shares outstanding
Basic	17,657	-	17,660	-
Diluted	17,998	-	18,046

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/26/09	Pct.	9/27/08	Pct.
Net sales	$280,680	100.0	$261,638	100.0
Cost of goods sold	184,958	65.9	177,265	67.8
Gross profit	95,722	34.1	84,373	32.2
Selling, general and administrative expenses	65,003	23.2	62,463	23.8
Income from operations	30,719	10.9	21,910	8.4
Interest expense, net	204	-	774	0.3
Income before income taxes	30,515	10.9	21,136	8.1
Provision for income taxes	11,757	4.2	8,173	3.1
Net income	$18,758	6.7	$12,963	5.0
Earnings per share
Basic	$1.06	-	$0.73	-
Diluted	$1.04	-	$0.72	-
Average shares outstanding
Basic	17,647	-	17,684	-
Diluted	17,976	-	18,059	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
 (in thousands)

	9/26/09	12/27/08
Assets:
Cash and cash equivalents	$5,697	$5,824
Accounts receivable	88,553	77,101
Inventories	95,593	93,577
Deferred income taxe$	11,796	11,626
Prepaid expense$	1,895	2,135
Total current assets	203,534	190,263
Property & equipment	25,377	25,053
Goodwill	26,553	26,553
Other assets	2,020	1,553
Total assets	$257,484	$243,422

Liability & Shareholders’ Equity:
Current portion of long-term debt	$6,039	$86
Accounts payable	20,265	21,900
Accrued expenses and other	11,553	8,040
Total current liabilities	37,857	30,026
Long-term debt and other	2,564	17,464
Deferred income taxes	8,771	8,088
Shareholders’ equity	208,292	187,844
Total Liabilities and Equity	$257,484	$243,422

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		39 Weeks (unaudited)
	9/26/09	9/27/08	9/26/09	9/27/08
Depreciation and amortization	$2,027	$1,893	$5,774	$5,707
Capital Expenditures	$2,358	$2,189	$5,926	$5,792